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                                                                       EXHIBIT 5



                               September 13, 1996



VALLICORP HOLDINGS, INC.
8405 North Fresno Street
Fresno, CA 93720

     RE: VALLICORP HOLDINGS, INC. 1996 AUBURN 1982 NON-QUALIFIED CONTINUATION STOCK OPTION PLAN - ISSUANCE OF SHARES

Ladies and Gentlemen:

     This letter is written in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering an additional 2,965 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), of ValliCorp Holdings, Inc. (the "Company"), to be offered, sold and issued pursuant to ValliCorp Holdings, Inc. 1996 Auburn 1982 Non-Qualified Continuation Stock Option Plan (the "Plan").

     For purposes of rendering the opinion expressed below, I have examined and relied upon originals, or copies certified to my satisfaction, of such records, documents, certificates of public officials and officers of the Company, and other documents and instruments as I have deemed appropriate.

     In conducting my examination, I have assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to me by the Company. In rendering my opinion below, I have assumed, without investigation, that any certificate or other document on which I have relied that was given or dated earlier than the date
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of this letter continued to remain accurate insofar as relevant to such opinion, from such earlier date through and including the date of this letter. I have assumed, without investigation, that the certificates representing the Shares (the "Certificates"), when executed and delivered, will not deviate in substance or materially in form from the unexecuted specimen copy of the certificate examined by me. In addition, I have assumed, without investigation, the accuracy of the representations and statements as to factual matters made in the Registration Statement and in the prospectus to be delivered pursuant to Rule
428 under the Securities Act to each employee of the Company eligible to participate in the Plan (the "Prospectus"), and the accuracy of representations and statements as to factual matters made by the officers and employees of the Company and public officials.

     The opinion expressed below is subject, without investigation, to the following assumptions:

     A. The Registration Statement will become automatically effective on the day of the filing thereof with the Commission pursuant to Rule 462 under the Securities Act, and, together with any subsequent amendments thereto, will continue to remain effective under the Securities Act, throughout all periods relevant to the opinion expressed below.

     B. The Prospectus will fulfill, and, together with any subsequent amendments or supplements thereto, will continue to fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion expressed below.

     C. The resolutions of the board of directors of the Company authorizing the adoption of the Plan, any amendment to the Plan, or the offer, sale and issuance of the Shares pursuant to the Plan (the "Authorizing Resolutions") will not be revoked or rescinded, and no amendment, modification, or other alteration of the Authorizing Resolutions will cause such resolutions, as amended, to deviate materially in substance from the provisions of the Authorizing Resolutions as in effect on the date hereof.

     D.  All offers, sales and issuances of the Shares will be made in a manner
(i) which complies with the terms, provisions and conditions described in the Prospectus and any amendments or supplements to the Prospectus, and (ii) which is within the scope of the Authorizing Resolutions.
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     E.  All offers, sales and issuances of the Shares will be made in accordance with the terms, provisions and conditions of the Plan, and the Certificates will be duly executed on behalf of the Company by its Chief Executive Officer and Secretary, and delivered in accordance with the Plan.

     F. All offers, sales and issuances of the Shares will comply with the securities laws of the states having jurisdiction thereover.

     G. At all times relevant to the opinion set forth below, the Company has been and will remain in good standing in Delaware and in each foreign jurisdiction where qualification is required.

     H. No subsequent amendment, modification or other alteration of the Plan, the Prospectus or the Registration Statement will cause the terms, provisions and conditions relating to the offer, sale and issuance of the Shares pursuant thereto to deviate materially in substance from said terms, provisions and conditions as described therein on the date hereof.

     I. The Shares will be issued for consideration having a value of not less than the par value of the Common Stock.

     The opinion expressed below is subject to the following qualifications:

         (a) The opinion expressed below is limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

         (b) I disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.

         (c) The opinion expressed below is limited to the effect of the General Corporation Law of the State of Delaware; accordingly, no opinion is expressed with respect to the laws of any other jurisdiction, or the effect thereof, on the offer, sale or issuance of the Shares.
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     Based upon and subject to the foregoing, I am of the opinion that the
Shares, when issued as described below, will be validly issued, fully paid and nonassessable.

                                    *  *  *

     I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. This opinion letter is rendered solely for your benefit in connection with the Registration Statement. Except as provided in this opinion letter, without my prior written consent, this opinion letter may not be: (i) relied upon by any other person or for any other purpose; (ii) quoted in whole or in part or otherwise referred to in any report or document; or (iii) furnished (the original or copies thereof) to any other person.

                                                Sincerely,



                                                E.L. Herbert
                                                Executive Vice President
                                                General Counsel

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